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 FORM 3
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                                          UNITED STATES SECURITY AND EXCHANGE COMMISSION
                                                    WASHINGTON, D.C. 20549

                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |2. Date of Event Re-     |  4. Issuer Name AND Ticker or Trading Symbol
   Persons                             |   quiring Statement     |     BINGHAM FINANCIAL SERVICES CORPORATION (BFSC)
Weber       Creighton          J.      |   (Month/Day/Year)      |------------------------------------------------------------------
---------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)   |       3/5/98            |    Person(s) to Issuer           |    Original (Month/Day/Year)
                                       |-------------------------|    (check all applicable)        |
            5340 Hollow Drive          |3. I.R.S. Identification | _x_ Director      _____ 10% Owner|
---------------------------------------|   Number of Reporting   | _x_ Officer       _____ Other    | 7. Individual or Joint/Group
               (Street)                |   Person, if an entity  |     (give title         (specify |    Filing
                                       |   (voluntary)           |           below)        below)   | (check applicable Line)
                                       |                         |                                  | _x_ Form filed by One
  Bloomfield Hills, MI      48302      |                         |                                  |     Reporting Person
                                       |                         |                                  | ___ Form filed by More than
                                       |                         |           Vice President         |     One Reporting Person
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(City)          (State)      (Zip)     |      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                       |
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1. Title of Security                   |2. Amount of Securities          | 3. Ownership         | 4. Nature of Indirect Beneficial
   (Instr. 4)                          |   Beneficially Owned            |    Form: Direct      |    Ownership (Instr. 5)
                                       |   (Instr. 4)                    |    (D) or Indirect   |
                                       |                                 |    (I)  (Instr. 5)   |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
   Common Stock                        |    96,730                       |    D                 |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------

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        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Date Exer-  | 3.Title and Amount of Securities | 4.Conver- | 5. Owner-   |    Nature of Indirect
  (Instr. 4)                   |   cisable and |   Underlying Derivative Security |  sion or  |    ship     |    Beneficial
                               |   Expiration  |   (Instr. 4)                     |  Exercise |    Form of  |    Ownership
                               |   Date        |                                  |  Price of |    Deriv-   |    (Instr. 5)
                               |   (Month/Day/ |                                  |  Deriv-   |    ative    |
                               |   Year)       |                                  |  ative    |    Security:|
                               |---------------|----------------------------------|  Security |    Direct   |
                               |Date   | Expir-|                         | Amount |           |    (D) or   |
                               |Exer-  | ation |         Title           | or     |           |    Indirect |
                               |cisable| Date  |                         | Number |           |    (I)      |
                               |       |       |                         | of     |           |  (Instr. 5) |
                               |       |       |                         | Shares |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
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Explanation of Responses:

                                                                         /s/ Creighton J. Weber                        3/13/98
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date



*** Intentional misstatements or omissions of facts constitute Federal Criminal violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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